
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000805297
<NAME> KRUPP INSURED PLUS-II LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               JUN-30-1997
<CASH>                                       8,466,911
<SECURITIES>                               181,625,619<F1>
<RECEIVABLES>                                1,296,080
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             4,034,237<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             195,422,847
<CURRENT-LIABILITIES>                           12,810
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   194,769,769<F3>
<OTHER-SE>                                     640,268<F4>
<TOTAL-LIABILITY-AND-EQUITY>               195,422,847
<SALES>                                              0
<TOTAL-REVENUES>                             8,545,879<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,931,152<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              6,614,727
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          6,614,727
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 6,614,727
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $141,149,037 and
Mortgage-Backed Securities ("MBS") of $40,476,582.
<F2>Includes prepaid acquisition fees and expenses of $11,246,380 net of accumulated amortization of $8,106,629 and prepaid participation servicing fees of $3,513,542 net of accumulated amortization of $2,619,056.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($230,067) and Limited Partners equity of $194,999,836.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $990,916 of amortization of prepaid fees and expenses.
<F7>Net income allocated $198,442 to the General Partners and $6,416,285 to the
Limited Partners. Average net income per Limited Partner interest is $.44 on 14,655,512 Limited Partner interests outstanding.

